As filed with the Securities and Exchange Commission on February 28, 1996

                                FILE NO. 811-8954


                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549




                                    FORM N-1A

                             REGISTRATION STATEMENT

                                      UNDER

                       THE INVESTMENT COMPANY ACT OF 1940

                                 Amendment No. 1

                          U.S. SMALL COMPANY PORTFOLIO

               (Exact Name of Registrant as Specified in Charter)



    Butterfield House, Fort Street, P.O. Box 2330, George Town, Grand Cayman,
                               Cayman Islands, BWI

                    (Address of Principal Executive Offices)



       Registrant's Telephone Number, Including Area Code: (809) 949-4719



       Philip W. Coolidge, 6 St. James Avenue, Boston, Massachusetts 02116

                     (Name and Address of Agent for Service)

                       Copy to: John E. Baumgardner, Esq.
                               Sullivan & Cromwell
                                125 Broad Street
                               New York, NY 10004



WS5271B

WS5271B


                                EXPLANATORY NOTE


         This Amendment to the Registration Statement on Form N-1A (the"Registration Statement") has been filed by the Registrant pursuant to
Section 8(b) of the Investment Company Act of 1940, as amended. However, beneficial interests in the Registrant are not being registered under the Securities Act of 1933 (the "1933 Act") because such interests will be issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Registrant may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any beneficial interests in the Registrant.

WS5271B


                                     PART A


         Responses to Items 1 through 3 and 5A have been omitted pursuant to paragraph 4 of Instruction F of the General Instructions to Form N-1A.

ITEM 4.  GENERAL DESCRIPTION OF REGISTRANT.

         U.S. Small Company Portfolio (the "Portfolio") is a diversified open-end investment company which was organized as a trust under the laws of the State of New York on June 15, 1993. Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the Securities Act of 1933, as amended (the "1933 Act"). Investments in the Portfolio may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds or similar organizations or entities that are "accredited investors" within the meaning of Regulation D under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

     The Portfolio is advised by Brown Brothers Harriman & Co. (the "Investment Adviser").

         Investments in the Portfolio are neither insured nor guaranteed by the U.S. Government. Interests in the Portfolio are not deposits or obligations of, or guaranteed by, Brown Brothers Harriman & Co., and the interests are not insured by the Federal Deposit Insurance Corporation or any other federal, state or other governmental agency. An investment in the Portfolio is subject to investment risk, including possible loss of principal amount invested.

         Part B contains more detailed information about the Portfolio, including information related to (i) the investment policies and restrictions of the Portfolio, (ii) the Trustees, officers, Investment Adviser and administrator of the Portfolio, (iii) portfolio transactions, (iv) rights and liabilities of investors, and (v) the audited financial statements of the Portfolio at October 31, 1995.

         The investment objective of the Portfolio is described below, together with the policies employed to attempt to achieve this objective. Additional information about the investment policies of the Portfolio appears in Part B under Item 13.

         The investment objective of the Portfolio is to provide investors with long-term maximization of total return, primarily through capital appreciation.

         The investment objective of the Portfolio is a fundamental policy and may be changed only with the approval of the holders of a "majority of the outstanding voting securities" as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), of the Portfolio. As used in this Registration Statement, the term "majority of the outstanding voting securities as defined in the 1940 Act" currently means the vote of (i) 67% or more of the voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present in person or represented by proxy; or
(ii) more than 50% of the outstanding voting securities, whichever is less. However, the investment policies as described below are not fundamental and may be changed without such approval.

         The assets of the Portfolio under normal circumstances are fully invested in equity securities of small companies, consisting primarily of common stocks listed on securities exchanges or traded in the over-the-counter market in the United States. Although the assets of the Portfolio are invested primarily in common stocks, other securities with equity characteristics may be purchased, including securities convertible into common stock, trust or limited partnership interests, rights and warrants.

         The Portfolio currently focuses on approximately 2,800 companies which have a stock market capitalization of less than $2 billion and more than $100 million (which approximates the Russell 2000 Index). The common stocks of these companies represent approximately 21% of the market value of U.S. equities and have a total market value of over $1.3 trillion as shown in the following chart. Although much smaller in capitalization than the companies in the Standard &
Poor's 500 Index, the equity securities of these companies generally offer sufficient liquidity for use in the Portfolio.

                            BREAKDOWN OF U.S. STOCKS
                            BY MARKET CAPITALIZATION
                            (AS OF DECEMBER 31, 1995)

                           TOTAL MARKET CAPITALIZATION
             Market              Approximate              Dollars      % of
      CAPITALIZATION         NO. OF STOCKS               (BILLIONS)    TOTAL

over $20 bil ...................       50                   2,096       33.0
$4 bil - $20 bil ...............      253                   2,082       32.7
$2 bil - $4 bil.................      261                     722       11.4
$750 mil - $2 bil ..............      572                     695       10.9
$100 mil - $750 mil .............   2,214                     640       10.1
$10 mil - $ 100 mil .............   2,873                     119        1.9
$ 2 mil - $ 10 mil .............    1,008                       5        0.0
                                    -----                   -----      -----
Totals .........................    7,231                   6,359      100.0

Dow Jones Ind. Avg .............       30                   1,082       17.0
S&P 500 Index ..................      500                   4,537       71.4

Source: Brown Brothers Harriman & Co. Figures do not include American depository receipts, limited partnerships or closed-end mutual funds.

         The Investment Adviser screens this stock universe of approximately 2,800 companies on an ongoing basis and ranks the stocks in the universe on the basis of proprietary quantitative models utilizing various fundamental and valuation criteria. The ranking of securities according to these models is the basis for constructing and changing the composition of the securities held by the

Portfolio. This computerized quantitative approach enables the Portfolio to have a highly diversified portfolio, typically with securities of 100-125 companies. This diversification serves to reduce specific company risk and permits many sectors of the U.S. economy to be represented.

         Historically,  the  common  stocks  of small  companies  have  provided investors  with  higher  long-term  returns  than  the  common  stocks  of large companies as represented by the Standard & Poor's 500 Index or the Dow Jones Industrial Average. This superior long-term performance has been achieved in an irregular fashion as the common stocks of small companies have experienced relatively long periods of outperformance followed by periods of underperformance. Over the past 40 years, the major periods of outperformance were from 1963 to 1968 and from 1975 to 1983. From mid-1983 to October 1990, the common stocks of small companies as a group substantially lagged the performance of common stocks of large companies. Since October 1990, the common stocks of small companies have performed relatively better. One widely used measure of the performance of the common stocks of small companies is the Russell 2000 Index which is comprised of those U.S. stocks ranked from the 1,001st largest to the 3,000th largest based on market capitalization. This index is capitalization weighted and updated as necessary. The following table highlights the relative performance of this index over most of the last market cycle.

                                            RELATIVE PERFORMANCE CYCLE
                                                  (TOTAL RETURN)

                                      JAN. 1, 1951    JAN. 1, 1958  JAN. 1, 1969   JULY 1, 1973    AUG. 1, 1983   NOV. 1, 1990
                                         TO             TO             TO              TO            TO             TO
                                      DEC. 31, 1957  DEC. 31, 1968  JUNE 30, 1973  JULY 31, 1983   OCT. 31, 1990   DEC. 31, 1995
                                      -------------  -------------  -------------  -------------   -------------   -------------

S&P 500 Index ...............             +178%         +272%          +16%          +  152%            +146%          +136%
Small Company Stock Index ...             + 79%         +985%          -46%          +1,101%            +  9%          +219%
(Ibbotson Associates)
Russell 2000 Index* .........             N.A.           N.A.           N.A.            N.A.            + 15%          +190%
(Index started Dec. 1978)


Note: Periods shown except for beginning and end points are based on peaks and troughs of relative performance.

* Index comprised of those U.S. stocks ranked from the 1,001st largest to the 3,000th largest based on market capitalization.

              ANNUALIZED TOTAL RETURN JAN. 1, 1951 - DEC. 31, 1995
                                 (COMPOUND RATE)

S&P 500 Index ..........................................     +12.2% per year

Small Company Stock Index (Ibbotson Associates) ........     +14.5% per year

                                                   RISK FACTORS

         Investing in equity securities of small companies involves risks not typically associated with investing in comparable securities of large companies. Assets of the Portfolio are invested in companies which may have narrow product lines and limited financial and managerial resources. Since the market for the equity securities of small companies is often characterized by less information and liquidity than that for the equity securities of large companies, the Portfolio's investments can experience unexpected sharp declines in their market prices. Therefore, investments in the Portfolio may be subject to greater declines in value than shares of equity funds investing in the equity securities of large companies.

                                                HEDGING STRATEGIES

         Subject to applicable laws and regulations and solely as a hedge against changes in the market value of portfolio securities or securities intended to be purchased, put and call options on stock indices may be purchased for the Portfolio. (See Appendix on page A-13 for more detail.)

         For the same purpose, put and call options on stocks may be purchased and futures contracts on stock indexes may be entered into for the Portfolio, although in each case the current intention is not to do so in such a manner that more than 5% of the Portfolio's net assets would be at risk.

         Put and call option contracts may be purchased for the Portfolio only to the extent permitted by the policies of state securities authorities in states in which investors' shares are qualified for offer and sale. Over-the-counter options ("OTC Options") purchased are treated as not readily marketable. (See "Investment Restrictions".)

                                                PORTFOLIO BROKERAGE

         Utilization of the Investment Adviser's proprietary quantitative models for the selection of portfolio securities, and the resulting periodic rebalancing of portfolio holdings, causes turnover in the Portfolio which is relatively high compared to more traditionally managed portfolios. Securities are not traded for short-term profits but, when circumstances warrant, securities are sold without regard to the length of time held. A 100% annual turnover rate would occur, for example, if all portfolio securities (excluding short-term obligations) were replaced once in a period of one year. For the period from January 17, 1995 (commencement of operations) to October 31, 1995 the portfolio turnover rate of the Portfolio was 115%. The amount of brokerage commissions and taxes on realized capital gains to be borne by the investors tends to increase as the level of portfolio activity increases.

         In effecting securities transactions the Investment Adviser seeks to obtain the best price and execution of orders. In selecting a broker, the Investment Adviser considers a number of factors including: the broker's ability to execute orders without disturbing the market price; the broker's reliability for prompt, accurate confirmations and on-time delivery of securities; the broker's financial condition and responsibility; the research and other investment information provided by the broker; and the commissions charged. Accordingly, the commissions charged by any such broker may be greater than the amount another firm might charge if the Investment Adviser determines in good faith that the amount of such commissions is reasonable in relation to the value of the brokerage services and research information provided by such broker.

         The Investment Adviser may direct a portion of the Portfolio's securities transactions to certain unaffiliated brokers which in turn use a portion of the commissions they receive from the Portfolio to pay other unaffiliated service providers on behalf of the Portfolio for services provided for which the Portfolio would otherwise be obligated to pay. Such commissions paid by the Portfolio are at the same rate paid to other brokers for effecting similar transactions in listed equity securities.

         Brown Brothers Harriman & Co. acts as one of the principal brokers of the Portfolio in the purchase and sale of portfolio securities when, in the judgment of the Investment Adviser, that firm will be able to obtain a price and execution at least as favorable as other qualified brokers. As one of the principal brokers for the Portfolio, Brown Brothers Harriman & Co. receives brokerage commissions from the Portfolio.

         On those occasions when Brown Brothers Harriman & Co. deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other customers, Brown Brothers Harriman & Co., to the extent permitted by applicable laws and regulations, may, but is not obligated to, aggregate the securities to be sold or purchased for the Portfolio with those to be sold or purchased for other customers in order to obtain best execution, including lower brokerage commissions, if appropriate. In such event, allocation of the securities so purchased or sold as well as any expenses incurred in the transaction are made by Brown Brothers Harriman & Co. in the manner it considers to be most equitable and consistent with its fiduciary obligations to its customers, including the Portfolio. In some instances, this procedure might adversely affect the Portfolio.

                                            OTHER INVESTMENT TECHNIQUES

         SHORT-TERM INSTRUMENTS. The assets of the Portfolio may be invested in U.S. dollar denominated short-term instruments, including repurchase agreements, obligations of the U.S. Government, its agencies or instrumentalities, commercial paper and bank obligations (such as certificates of deposit, fixed time deposits, and bankers' acceptances). Cash is held for the Portfolio in demand deposit accounts with the Portfolio's custodian bank.

         RESTRICTED SECURITIES. Securities that have legal or contractual restrictions on their resale may be acquired for the Portfolio. The price paid for these securities, or received upon resale, may be lower than the price paid or received for similar securities with a more liquid market. Accordingly, the valuation of these securities reflects any limitation on their liquidity. (See "Investment Restrictions".)

        LOANS OF PORTFOLIO SECURITIES. Loans of portfolio securities up to 30% of the total value of the Portfolio are permitted. These loans must be secured continuously by cash or equivalent collateral or by an irrevocable letter of credit in favor of the Portfolio at least equal at all times to 100% of the market value of the securities loaned plus accrued income. By lending securities, the Portfolio's income can be increased by its continuing to receive income on the loaned securities as well as by the opportunity to receive interest on the collateral. Any appreciation or depreciation in the market price of the borrowed securities which occurs during the term of the loan inures to the Portfolio and its investors.

         WHEN-ISSUED AND DELAYED DELIVERY SECURITIES. Securities may be purchased for the Portfolio on a when-issued or delayed delivery basis. For example, delivery and payment may take place a month or more after the date of the transaction. The purchase price and the interest rate payable on the securities, if any, are fixed on the transaction date. The securities so purchased are subject to market fluctuation and no income accrues to the Portfolio until delivery and payment take place. At the time the commitment to purchase securities on a when-issued or delayed delivery basis is made, the transaction is recorded and thereafter the value of such securities is reflected each day in determining the Portfolio's net asset value. At the time of its acquisition, a when-issued or delayed delivery security may be valued at less than the purchase price. Commitments for such when-issued or delayed delivery securities are made only when there is an intention of actually acquiring the securities. On delivery dates for such transactions, such obligations are met from maturities or sales of securities and/or from cash flow. If the right to acquire a when-issued or delayed delivery security is disposed of prior to its acquisition, the Portfolio could, as with the disposition of any other portfolio obligation, incur a gain or loss due to market fluctuation. When-issued or delayed delivery commitments for the Portfolio may not be entered into if such commitments exceed in the aggregate 15% of the market value of its total assets, less liabilities other than the obligations created by when-issued or delayed delivery commitments.

                                              INVESTMENT RESTRICTIONS

         Part B of this Registration Statement includes a listing of the specific investment restrictions which govern the investment policies of the Portfolio. Certain of these investment restrictions are deemed fundamental policies and may be changed only with the approval of the holders of a "majority of the outstanding voting securities as defined in the 1940 Act" of the Portfolio, including a restriction that not more than 10% of the net assets of the Portfolio may be invested in securities that are subject to legal or contractual restrictions on resale.

         As a non-fundamental policy, money is not borrowed by the Portfolio in an amount in excess of 10% of its assets. It is intended that money will be borrowed only from banks and only either to accommodate requests for the withdrawal of part or all of an interest while effecting an orderly liquidation of portfolio securities or to maintain liquidity in the event of an unanticipated failure to complete a portfolio security transaction or other similar situations. Securities are not purchased for the Portfolio at any time at which the amount of its borrowings exceed 5% of its assets.

         Also as a non-fundamental policy, at least 65% of the value of the total assets of the Portfolio is invested in the equity securities of companies with a market value of less than $2 billion and more than $100 million. For these purposes, equity securities are defined as common stock, securities convertible into common stock, trust or limited partnership interests, rights and warrants.

         In accordance with applicable regulations, the Portfolio does not purchase any restricted security, OTC option, repurchase agreement maturing in more than seven days, security of a company which, including predecessors, has a record of less than three years of operations, or other security that is not readily marketable, if after such purchase more than 10% of the Portfolio's net assets would be represented by such investments.

         The Portfolio is classified as "diversified" under the 1940 Act, which means that at least 75% of its total assets is represented by cash; securities issued by the U.S. Government, its agencies or instrumentalities; and other securities limited in respect of any one company to an amount no greater than 5% of the Portfolio's total assets and not more than 10% of the outstanding voting securities of such company.

         For a more detailed discussion of the above investment restrictions, as well as a description of certain other investment restrictions, see Item 13 in Part B

ITEM 5.  MANAGEMENT OF THE FUND.

         The Portfolio's Trustees, in addition to supervising the actions of the Investment Adviser and the Portfolio's administrator, Brown Brothers Harriman Trust Company (Cayman) Limited, (the "Administrator"), as set forth below, decide upon matters of general policy with respect to the Portfolio.

                                                     TRUSTEES

The Trustees of the Portfolio are:

         H.B. Alvord
         RETIRED, FORMER TREASURER AND TAX COLLECTOR OF LOS ANGELES COUNTY

         Richard L. Carpenter
         DIRECTOR OF INTERNAL INVESTMENTS OF THE PUBLIC SCHOOL EMPLOYEES' RETIREMENT SYSTEM

         Clifford A. Clark
         RETIRED, FORMER SENIOR MANAGER OF BROWN BROTHERS HARRIMAN & CO.

         Edward H. Northrop
         CHAIRMAN OF XICOM INC.

         David M. Seitzman
         PRACTICING PHYSICIAN WITH SEITZMAN, SHUMAN, KWART AND PHILLIPS

                                                     OFFICERS

         Because of the services rendered to the Portfolio by the Investment Adviser and the Administrator, the Portfolio requires no employees, and its officers, other than the Chairman, receive no compensation from the Portfolio. (See "Management of the Fund" in Part B.)

                                                INVESTMENT ADVISER

         The Investment Adviser is Brown Brothers Harriman & Co., Private Bankers, a New York limited partnership established in 1818. The firm is subject to examination and regulation by the Superintendent of Banks of the State of New York and by the Department of Banking of the Commonwealth of Pennsylvania. The firm is also subject to supervision and examination by the Commissioner of Banks of the Commonwealth of Massachusetts.

         Brown Brothers Harriman & Co. provides investment advice and portfolio management services to the Portfolio. Subject to the general supervision of the Portfolio's Trustees, Brown Brothers Harriman & Co. makes the day-to-day investment decisions for the Portfolio, places the purchase and sale orders for portfolio transactions, and generally manages the Portfolio's investments. Brown Brothers Harriman & Co. provides a broad range of investment management services for customers in the United States and abroad. At June 30, 1995, it managed total assets of approximately $20 billion.

         Mr. Donald B. Murphy, Mr. William H. Moore III and Mr. John A. Nielsen are the partners responsible for quantitative investment management at Brown Brothers Harriman & Co. Mr. Murphy holds a B.A. from Yale University and a M.B.A. from Columbia University. He joined Brown Brothers Harriman & Co. in 1966. Mr. Moore holds a B.A. from Yale University. He joined Brown Brothers Harriman & Co. in 1964. Mr. Nielsen holds a B.A. from Bucknell University, a M.B.A. from Columbia University and is a Chartered Financial Analyst. He joined Brown Brothers Harriman & Co. in 1968. Mr. George H. Boyd and Ms. Catharine L. Mellon are the portfolio managers for the Portfolio. Mr. Boyd holds a B.A. from Colgate University, an M.B.A. from Columbia University and is a Chartered Financial Analyst. He joined Brown Brothers Harriman & Co. in 1991. Ms. Mellon is in charge of its management. Ms. Mellon holds a B.A. from Cornell University. She joined Brown Brothers Harriman & Co. in 1991. Her experience in the investment management business is limited to her tenure with Brown Brothers Harriman & Co.

         As compensation for the services rendered and related expenses such as salaries of advisory personnel borne by Brown Brothers Harriman & Co. under the Investment Advisory Agreement, Brown Brothers Harriman & Co. receives from the Portfolio an annual fee, computed daily and payable monthly, equal to 0.65% of the average daily net assets of the Portfolio. An affiliate of Brown Brothers Harriman & Co. receives annual administration fees from the Portfolio equal to 0.035% of the average daily net assets of the Portfolio. (See "Administrator" below.)

         The investment advisory services of Brown Brothers Harriman & Co. to the Portfolio are not exclusive under the terms of the Investment Advisory Agreement.

Brown Brothers Harriman & Co. is free to and does render investment advisory services to others, including other registered investment companies.

                                                   ADMINISTRATOR

         Brown Brothers Harriman Trust Company (Cayman) Limited acts as the Administrator of the Portfolio. Brown Brothers Harriman Trust Company (Cayman) Limited is a wholly-owned subsidiary of Brown Brothers Harriman Trust Company of New York, which is a wholly-owned subsidiary of Brown Brothers Harriman & Co. (See "Administrator" in Part B.)

         Brown Brothers Harriman Trust Company (Cayman) Limited, in its capacity as Administrator, administers all aspects of the Portfolio's operations subject to the supervision of the Trustees except as set forth above under "Investment Adviser". In connection with its responsibilities as Administrator and at its own expense, Brown Brothers Harriman Trust Company (Cayman) Limited (i) provides the Portfolio with the services of persons competent to perform such supervisory, administrative and clerical functions as are necessary in order to provide effective administration of the Portfolio, including the maintenance of certain books and records, receiving and processing requests for increases and decreases in the beneficial interests in the Portfolio, notification to the Investment Adviser of available funds for investment, reconciliation of account information and balances between the Custodian and the Investment Adviser, and processing, investigating and responding to investor inquiries; (ii) oversees the performance of administrative and professional services to the Portfolio by others, including the Custodian; (iii) provides the Portfolio with adequate office space and communications and other facilities; and (iv) prepares and/or arranges for the preparation, but does not pay for, the periodic updating of the Portfolio's registration statement for filing with the Securities and Exchange Commission, and the preparation of tax returns for the Portfolio and reports to investors and the Securities and Exchange Commission.

         For the services rendered to the Portfolio and related expenses borne by Brown Brothers Harriman Trust Company (Cayman) Limited as Administrator of the Portfolio, Brown Brothers Harriman Trust Company (Cayman) Limited receives from the Portfolio an annual fee, computed daily and payable monthly, equal to 0.035%
of the Portfolio's average daily net assets.

         Pursuant to a Subadministrative Services Agreement with Brown Brothers Harriman Trust Company (Cayman) Limited, Signature Financial Group (Cayman) Limited performs such subadministrative duties for the Portfolio as are from time to time agreed upon by the parties. The offices of Signature Financial Group (Cayman) Limited are located at Elizabethan Square, George Town, Grand Cayman, Cayman Islands, BWI. Signature Financial Group (Cayman) Limited is a wholly-owned subsidiary of Signature Financial Group, Inc. Signature Financial Group (Cayman) Limited's subadministrative duties may include providing equipment and clerical personnel necessary for maintaining the organization of the Portfolio, participation in the preparation of documents required for compliance by the Portfolio with applicable laws and regulations, preparation of certain documents in connection with meetings of Trustees of and investors in the Portfolio, and other functions that would otherwise be performed by the Administrator as set forth above. For performing such subadministrative services, Signature Financial

Group (Cayman) Limited receives such compensation as is from time to time agreed upon, but not in excess of the amount paid to the Administrator from the Portfolio.

                                                  PLACEMENT AGENT

         The Portfolio has not retained the services of a principal underwriter or distributor, since interests in the Portfolio are offered solely in private placement transactions. Signature Financial Group (Cayman) Limited, acting as agent for the Portfolio, serves as the placement agent of interests in the Portfolio. Signature Financial Group (Cayman) Limited receives no compensation for serving as placement agent.

                                                     CUSTODIAN

         State Street Bank and Trust Company ("State Street"), 225 Franklin Street, Boston, Massachusetts 02110, is the Custodian for the Portfolio.

         As Custodian, State Street is responsible for maintaining books and records of portfolio transactions and holding the Portfolio's securities and cash pursuant to a custodian agreement with the Portfolio. Cash is held for the Portfolio in demand deposit accounts at the Custodian. Subject to the supervision of the Administrator, the Custodian maintains the accounting and portfolio transaction records for the Portfolio and each day computes the net asset value and net income of the Portfolio.

                                               INDEPENDENT AUDITORS

         Deloitte & Touche, Grand Cayman are the independent auditors of the Portfolio.

ITEM 6.  CAPITAL STOCK AND OTHER SECURITIES.

         The Portfolio is organized as a trust under the laws of the State of New York. Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investments in the Portfolio may not be transferred, but an investor may withdraw all or any portion of its investment at any time at net asset value. Investors in the Portfolio (E.G., other investment companies, insurance company separate accounts and common and commingled trust funds) are each liable for all obligations of the Portfolio. However, the risk of an investor in the Portfolio incurring financial loss on account of such liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

         Investments in the Portfolio have no preemptive or conversion rights and are fully paid and nonassessable, except as set forth below. The Portfolio is not required and has no current intention of holding annual meetings of investors, but the Portfolio will hold special meetings of investors when in the judgment of the Trustees it is necessary or desirable to submit matters for an investor vote. Changes in fundamental policies will be submitted to investors for approval. Investors have under certain circumstances (e.g., upon application and submission of certain specified documents to the Trustees by a specified percentage of the outstanding interests in the Portfolio) the right to communicate with other investors in connection with requesting a meeting of investors for the purpose of removing one or more Trustees. Investors also have the right to remove one or more Trustees without a meeting by a declaration in writing by a specified percentage of the outstanding interests in the Portfolio. Upon liquidation of the Portfolio, investors would be entitled to share pro rata in the net assets of the Portfolio available for distribution to investors.

         The net asset value of the Portfolio is determined each day the New York Stock Exchange is open for regular trading. This determination is made once each business day as of 4:00 p.m. New York time.

         The net income and capital gains and losses, if any, of the Portfolio are determined at 4:00 p.m., New York time on each business day. Net income for days other than business days is determined as of 4:00 p.m., New York time on the immediately preceding business day. All the net income, as defined below, and capital gains and losses, if any, so determined are allocated pro rata among the investors in the Portfolio at the time of such determination.

         For this purpose the "net income" of the Portfolio (from the time of the immediately preceding determination thereof) consists of (i) accrued interest, accretion of discount and amortization of premium less (ii) all actual and accrued expenses of the Portfolio (including the fees payable to the Investment Adviser and Administrator of the Portfolio).

         The end of the Portfolio's fiscal year is October 31.

         Under the anticipated method of operation of the Portfolio, the Portfolio will not be subject to any income tax. However, each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

         It is intended that the Portfolio's assets, income and distributions will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code, assuming that the investor invested all of its assets in the Portfolio.

         Investor inquiries may be directed to Signature Financial Group (Grand Cayman) Limited, P.O. Box 2494, Elizabethan Square, 2nd Floor, George Town, Grand Cayman, Cayman Islands, BWI ([809] 945-1824).

ITEM 7.  PURCHASE OF SECURITIES BEING OFFERED.

         Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act. Investments in the Portfolio may only be made by other investment companies, insurance company separate accounts, common or commingled trust funds, or similar organizations or entities which are

"accredited investors" as defined in Rule 501 under the 1933 Act. This Registration Statement does not constitute an offer to sell, or the solicitation of an offer to buy, any "security" within the meaning of the 1933 Act.

         An investment in the Portfolio may be made without a sales load. All investments are made at net asset value next determined after an order is received in "good order" by the Portfolio. The net asset value of the Portfolio is determined once on each business day.

         There is no minimum initial or subsequent investment in the Portfolio. However, because the Portfolio intends to be as fully invested at all times as is reasonably practicable in order to enhance the yield on its assets, investments must be made in federal funds (i.e., monies credited to the account of the Custodian by a Federal Reserve Bank).

         The Portfolio reserves the right to cease accepting investments at any time or to reject any investment order.

         Each investor in the Portfolio may add to or reduce its investment in the Portfolio on each day the New York Stock Exchange is open for regular trading. At 4:00 p.m., New York time on each such business day, the value of each investor's beneficial interest in the Portfolio is determined by multiplying the net asset value of the Portfolio by the percentage, effective for that day, which represents that investor's share of the aggregate beneficial interests in the Portfolio. Any additions or withdrawals, which are to be effected on that day, are then effected. The investor's percentage of the aggregate beneficial interests in the Portfolio is then recomputed as the percentage equal to the fraction (i) the numerator of which is the value of such investor's investment in the Portfolio as of 4:00 p.m., New York time on such day plus or minus, as the case may be, the amount of any additions to or withdrawals from the investor's investment in the Portfolio effected on such day, and (ii) the denominator of which is the aggregate net asset value of the Portfolio as of 4:00 p.m., New York time, on such day plus or minus, as the case may be, the amount of the net additions to or withdrawals from the aggregate investments in the Portfolio by all investors in the Portfolio. The percentage so determined is then applied to determine the value of the investor's interest in the Portfolio as of 4:00 p.m., New York time on the following business day of the Portfolio.

ITEM 8.  REDEMPTION OR REPURCHASE.

         An investor in the Portfolio may reduce all or any portion of its investment at the net asset value next determined after a request in "good order" is furnished by the investor to the Portfolio. The proceeds of a reduction will be paid by the Portfolio in federal funds normally on the next Portfolio Business Day after the reduction is effected, but in any event within seven days.
Investments in the Portfolio may not be transferred.

         The right of any investor to receive payment with respect to any reduction may be suspended or the payment of the proceeds therefrom postponed during any period in which the New York Stock Exchange is closed (other than weekends or holidays) or trading on the New York Stock Exchange is restricted or, to the extent otherwise permitted by the 1940 Act if an emergency exists.

         The Portfolio reserves the right under certain circumstances, such as accommodating requests for substantial withdrawals or liquidations, to pay distributions in kind to investors (i.e., to distribute portfolio securities as opposed to cash). If securities are distributed, an investor could incur brokerage, tax or other charges in converting the securities to cash. In addition, distribution in kind may result in a less diversified portfolio of investments or adversely affect the liquidity of the Portfolio.

ITEM 9.  PENDING LEGAL PROCEEDINGS.

         Not applicable.

APPENDIX--HEDGING STRATEGIES

         OPTIONS ON STOCK INDEXES. A stock index fluctuates with changes in the market values of the stocks included in the index. Examples of stock indexes are the Standard & Poor's 500 Stock Index (Chicago Board of Options Exchange), the New York Stock Exchange Composite Index (New York Stock Exchange) and the Russell 2000 Index (Chicago Board of Options Exchange).

         Options on stock indexes are generally similar to options on stock except that the delivery requirements are different. Instead of giving the right to take or make delivery of stock at a fixed price ("strike price"), an option on a stock index gives the holder the right to receive a cash "exercise settlement amount" equal to (a) the amount, if any, by which the strike price of the option exceeds (in the case of a put) or is less than (in the case of a call) the closing value of the underlying index on the date of exercise, multiplied by (b) a fixed "index multiplier". Receipt of this cash amount depends upon the closing level of the stock index upon which the option is based being greater than, in the case of a call, or less than, in the case of a put, the price of the option. The amount of cash received is equal to such difference between the closing price of the index and the strike price of the option expressed in U.S. dollars times a specified multiple.

         The effectiveness of purchasing stock index options as a hedging technique depends upon the extent to which price movements in the portion of the securities portfolio being hedged correlate with price movements of the stock index selected. The value of an index option depends upon future movements in the level of the overall stock market measured by the underlying index before the expiration of the option. Accordingly, the successful use of options on stock indexes is subject to the Investment Adviser's ability both to select an appropriate index and to predict future price movements over the short term in the overall stock market. Brokerage costs are incurred in the purchase of stock index options and the incorrect choice of an index or an incorrect assessment of future price movements may result in poorer overall performance than if a stock index option had not been purchased.

WS5271A


                                                      PART B


ITEM 10.  COVER PAGE.

         Not applicable.

ITEM 11.  TABLE OF CONTENTS.                                     PAGE

         General Information and History . . . . . . . . . . . .  B-1
         Investment Objective and Policies . . . . . . . . . . .  B-1
         Management of the Fund  . . . . . . . . . . . . . . . .  B-8
         Control Persons and Principal Holders
         of Securities . . . . . . . . . . . . . . . . . . . . .  B-11
         Investment Advisory and Other Services  . . . . . . . .  B-11
         Brokerage Allocation and Other Practices  . . . . . . .  B-13
         Capital Stock and Other Securities  . . . . . . . . . .  B-15
         Purchase, Redemption and Pricing of
         Securities Being Offered  . . . . . . . . . . . . . . .  B-16
         Tax Status  . . . . . . . . . . . . . . . . . . . . . .  B-17
         Underwriters  . . . . . . . . . . . . . . . . . . . . .  B-18
         Calculations of Performance Data  . . . . . . . . . . .  B-18
         Financial Statements  . . . . . . . . . . . . . . . . .  B-18

ITEM 12.  GENERAL INFORMATION AND HISTORY.

         Not applicable.

ITEM 13.  INVESTMENT OBJECTIVE AND POLICIES.

         The investment objective of the U.S. Small Company Portfolio (the "Portfolio") is to provide investors with long-term maximization of total return, primarily through capital appreciation.

         Brown Brothers Harriman & Co. is the Portfolio's investment adviser (the "Investment Adviser").

         The following discussion supplements the information regarding the investment objective of the Portfolio and the policies to be employed to achieve this objective as set forth above and in Part A.

                                                EQUITY INVESTMENTS

         Equity investments may or may not pay dividends and may or may not carry voting rights. Common stock occupies the most junior position in a company's capital structure. Convertible securities entitle the holder to exchange the securities for a specified number of shares of common stock, usually of the same company, at specified prices within a certain period of time and to receive interest or dividends until the holder elects to convert. The provisions of any convertible security determine its ranking in a company's capital structure. In the case of subordinated convertible debentures, the holder's claims on assets and earnings are subordinated to the claims of other creditors, and are senior to the claims of preferred and common shareholders. In the case of convertible preferred stock, the holder's claims on assets and earnings are subordinated to the claims of all creditors and are senior to the claims of common shareholders.

                                           FUTURES AND OPTIONS CONTRACTS

         OPTIONS ON STOCK. For the sole purpose of reducing risk, put and call options on stocks may be purchased for the Portfolio, although the current intention is not to do so in such a manner that more than 5% of the Portfolio's net assets would be at risk. A call option on a stock gives the purchaser of the option the right to buy the underlying stock at a fixed price at any time during the option period. Similarly, a put option gives the purchaser of the option the right to sell the underlying stock at a fixed price at any time during the option period. To liquidate a put or call option position, a "closing sale transaction" may be made at any time prior to the expiration of the option which involves selling the option previously purchased.

         Covered call options may also be sold (written) on stocks, although in each case the current intention is not to do so. A call option is "covered" if the writer owns the underlying security.

         FUTURES CONTRACTS ON STOCK INDEXES. For the sole purpose of reducing risk, futures contracts on stock indexes ("Futures Contracts") may be entered into for the Portfolio, although the current intention is not to do so in such a manner that more than 5% of the Portfolio's net assets would be at risk.

         In order to assure that the Portfolio is not deemed a "commodity pool" for purposes of the Commodity Exchange Act, regulations of the Commodity Futures Trading Commission ("CFTC") require that the Portfolio enter into transactions in futures contracts and options on futures contracts only (i) for bona fide hedging purposes (as defined in CFTC regulations), or (ii) for non-hedging purposes, provided that the aggregate initial margin and premiums on such non-hedging positions does not exceed 5% of the liquidation value of the Portfolio's assets.

         Futures Contracts provide for the making and acceptance of a cash settlement based upon changes in the value of an index of stocks and are used to hedge against anticipated future changes in overall stock market prices which otherwise might either adversely affect the value of securities held for the Portfolio or adversely affect the prices of securities which are intended to be purchased at a later date. A Futures Contract may also be entered into to close out or offset an existing futures position.

         In general, each transaction in Futures Contracts involves the establishment of a position which is expected to move in a direction opposite to that of the investment being hedged. If these hedging transactions are successful, the futures positions taken would rise in value by an amount which approximately offsets the decline in value of the portion of the Portfolio's investments that is being hedged. Should general market prices move in an unexpected manner, the full anticipated benefits of Futures Contracts may not be achieved or a loss may be realized. There is also the risk of a potential lack of liquidity in the secondary market.

         The effectiveness of entering into Futures Contracts as a hedging technique depends upon the extent to which price movements in the portion of the securities portfolio being hedged correlate with price movements of the stock index selected. The value of a Futures Contract depends upon future movements in the level of the overall stock market measured by the underlying index before the closing out of the Futures Contract. Accordingly, the successful use of Futures Contracts is subject to the Investment Adviser's ability both to select an appropriate index and to predict future price movements over the short term in the overall stock market. The incorrect choice of an index or an incorrect assessment of future price movements over the short term in the overall stock market may result in poorer overall performance than if a Futures Contract had not been purchased. Brokerage costs are incurred in entering into and maintaining Futures Contracts.

         When the Portfolio enters into a Futures Contract, it is initially required to deposit, in a segregated account in the name of the broker performing the transaction, an "initial margin" of cash, U.S. Government securities or other high grade liquid obligations equal to approximately 3% of the contract amount. Initial margin requirements are established by the exchanges on which Futures Contracts trade and may, from time to time, change. In addition, brokers may establish margin deposit requirements in excess of those required by the exchanges. Initial margin in futures transactions is different from margin in securities transactions in that initial margin does not involve the borrowing of funds by a broker's client but is, rather, a good faith deposit on the Futures Contract which will be returned upon the proper termination of the Futures Contract. The margin deposits made are marked to market daily and the Portfolio may be required to make subsequent deposits of cash or eligible securities called "variation margin", with its futures contract clearing broker, which are reflective of price fluctuations in the Futures Contract.

         Currently, Futures Contracts can be purchased on stock indexes such as the Standard & Poor's 500 Stock Index (Chicago Board of Options Exchange), the Russell 2000 Index (Chicago Board of Options Exchange) and the New York Stock Exchange Composite Index (New York Stock Exchange).

         Exchanges may limit the amount by which the price of a Futures Contract may move on any day. If the price moves equal the daily limit on successive days, then it may prove impossible to liquidate a futures position until the daily limit moves have ceased.

         Another risk which may arise in employing Futures Contracts to protect against the price volatility of portfolio securities is that the prices of an index subject to Futures Contracts (and thereby the Futures Contract prices) may correlate imperfectly with the behavior of the cash prices of portfolio securities. Another such risk is that the price of the Futures Contract may not move in tandem with the change in overall stock market prices against which the Portfolio seeks a hedge.

                                           LOANS OF PORTFOLIO SECURITIES

         Securities of the Portfolio may be loaned if such loans are secured continuously by cash or equivalent liquid securities as collateral or by an irrevocable letter of credit in favor of the Portfolio at least equal at all times to 100% of the market value of the securities loaned plus accrued income. While such securities are on loan, the borrower pays the Portfolio any income accruing thereon, and cash collateral may be invested for the Portfolio, thereby earning additional income. All or any portion of interest earned on invested collateral may be paid to the borrower. Loans are subject to termination by the Portfolio in the normal settlement time, currently three business days after notice, or by the borrower on one day's notice. Borrowed securities are returned when the loan is terminated. Any appreciation or depreciation in the market price of the borrowed securities which occurs during the term of the loan inures to the Portfolio and its investors. Reasonable finders' and custodial fees may be paid in connection with a loan. In addition, all facts and circumstances, including the creditworthiness of the borrowing financial institution, are considered before a loan is made and no loan is made in excess of one year. There is the risk that a borrowed security may not be returned to the Portfolio. Securities of the Portfolio are not loaned to Brown Brothers Harriman & Co. or to any affiliate of the Portfolio, its investors or Brown Brothers Harriman & Co.

                                              SHORT-TERM INVESTMENTS

         Although it is intended that the assets of the Portfolio stay invested in the securities described above and in Part A to the extent practical in light of the Portfolio's investment objective and long-term investment perspective, assets of the Portfolio may be invested in short-term instruments to meet anticipated expenses or for day-to-day operating purposes and when, in the Investment Adviser's opinion, it is advisable to adopt a temporary defensive position because of unusual and adverse conditions affecting the equity markets. In addition, when the Portfolio experiences large cash inflows through additional investments by its investors or the sale of portfolio securities, and desirable equity securities that are consistent with its investment objective are unavailable in sufficient quantities, assets may be held in short-term investments for a limited time pending availability of such equity securities. Short-term instruments consist of U.S. dollar denominated: (i) securities issued or guaranteed by the U.S. Government, its agencies or instrumentalities; (ii) commercial paper; (iii) bank obligations, including negotiable certificates of deposit, fixed time deposits and bankers' acceptances; and (iv) repurchase agreements. Time deposits with a maturity of more than seven days are treated as not readily marketable (see clause (vi) under the caption "State and Federal Restrictions"). At the time the Portfolio's assets are invested in commercial paper, bank obligations or repurchase agreements, the issuer must have outstanding debt rated A or higher by Moody's Investors Service, Inc. ("Moody's") or Standard & Poor's Corporation ("Standard & Poor's"); or the issuer's parent corporation, if any, must have outstanding commercial paper rated Prime-1 by Moody's or A-1 by Standard & Poor's.

         REPURCHASE AGREEMENTS. Repurchase agreements may be entered into for the Portfolio only with a "primary dealer" (as designated by the Federal Reserve Bank of New York) in U.S. Government securities. This is an agreement in which the seller (the "Lender") of a security agrees to repurchase from the Portfolio the security sold at a mutually agreed upon time and price. As such, it is viewed as the lending of money to the Lender. The resale price normally is in excess of the purchase price, reflecting an agreed upon interest rate. The rate is effective for the period of time assets of the Portfolio are invested in the agreement and is not related to the coupon rate on the underlying security. The period of these repurchase agreements is usually short, from overnight to one week. The securities which are subject to repurchase agreements, however, may have maturity dates in excess of one week from the effective date of the repurchase agreement. The Portfolio always receives as collateral securities which are issued or guaranteed by the U.S. Government, its agencies or instrumentalities. Collateral is marked to the market daily and has a market value including accrued interest at least equal to 100% of the dollar amount invested on behalf of the Portfolio in each agreement along with accrued interest. Payment for such securities is made for the Portfolio only upon physical delivery or evidence of book entry transfer to the account of State Street Bank and Trust Company (the "Custodian"). If the Lender defaults, the Portfolio might incur a loss if the value of the collateral securing the repurchase agreement declines and might incur disposition costs in connection with liquidating the collateral. In addition, if bankruptcy proceedings are commenced with respect to the Lender, realization upon the collateral on behalf of the Portfolio may be delayed or limited in certain circumstances. A repurchase agreement with more than seven days to maturity may not be entered into for the Portfolio if, as a result, more than 10% of the Portfolio's net assets would be invested in such repurchase agreement together with any other instrument which is not readily marketable (see clause (vi) under the caption "State and Federal Restrictions").

INVESTMENT RESTRICTIONS

         The Portfolio is operated under the following investment restrictions which are deemed fundamental policies and may be changed only with the approval of the holders of a "majority of the outstanding voting securities" as defined in the Investment Company Act of 1940, as amended (the "1940 Act"), of the Portfolio. As used in this Part B, the term "majority of the outstanding voting securities as defined in the 1940 Act" means the vote of (i) 67% or more of the voting securities present at a meeting, if the holders of more than 50% of the outstanding voting securities are present in person or represented by proxy; or
(ii) more than 50% of the outstanding voting securities, whichever is less.

         The Portfolio may not:

         (1) borrow money or mortgage or hypothecate its assets, except that in an amount not to exceed 1/3 of the current value of its net assets, it may borrow money as a temporary measure for extraordinary or emergency purposes, and except that it may pledge, mortgage or hypothecate not more than 1/3 of such assets to secure such borrowings (it is intended that money will be borrowed only from banks and only either to accommodate requests for the withdrawal of part or all of an interest in the Portfolio while effecting an orderly liquidation of portfolio securities or to maintain liquidity in the event of an unanticipated failure to complete a portfolio security transaction or other similar situations), provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered a pledge of assets for purposes of this restriction and except that assets may be pledged to secure letters of credit solely for the purpose of participating in a captive insurance company sponsored by the Investment Company Institute; for additional related restrictions (see clause (i) under the caption "State and Federal Restrictions");

         (2) purchase any security or evidence of interest therein on margin, except that such short-term credit as may be necessary for the clearance of purchases and sales of securities may be obtained and except that deposits of initial deposit and variation margin may be made in connection with the purchase, ownership, holding or sale of futures;

         (3) write, purchase or sell any put or call option or any combination thereof, provided that this shall not prevent (i) the purchase, ownership, holding or sale of warrants where the grantor of the warrants is the issuer of the underlying securities, or (ii) the purchase, ownership, holding or sale of futures and options, other than the writing of put options;

         (4) underwrite securities issued by other persons except insofar as it may technically be deemed an underwriter under the Securities Act of 1933, as amended (the "1933 Act") in selling a portfolio security;

         (5) make loans to other persons except (a) through the lending of its portfolio securities and provided that any such loans not exceed 30% of its net assets (taken at market value), (b) through the use of repurchase agreements or the purchase of short-term obligations and provided that not more than 10% of its net assets is invested in repurchase agreements maturing in more than seven days, or (c) by purchasing, subject to the limitation in paragraph (6) below, a portion of an issue of debt securities of types commonly distributed privately to financial institutions, for which purposes the purchase of short-term commercial paper or a portion of an issue of debt securities which are part of an issue to the public shall not be considered the making of a loan;

         (6) knowingly invest in securities which are subject to legal or contractual restrictions on resale (other than repurchase agreements maturing in not more than seven days) if, as a result thereof, more than 10% of its net assets (taken at market value) would be so invested (including repurchase agreements maturing in more than seven days);

         (7) purchase or sell real estate (including limited partnership interests but excluding securities secured by real estate or interests therein), interests in oil, gas or mineral leases, commodities or commodity contracts (except futures and option contracts) in the ordinary course of business (the freedom of action to hold and to sell real estate acquired as a result of the ownership of securities is reserved);

         (8) make short sales of securities or maintain a short position, unless at all times when a short position is open it owns an equal amount of such securities or securities convertible into or exchangeable, without payment of any further consideration, for securities of the same issue as, and equal in amount to, the securities sold short, and unless not more than 10% of its net assets (taken at market value) is represented by such securities, or securities convertible into or exchangeable for such securities, at any one time (it is the present intention of management to make such sales only for the purpose of deferring realization of gain or loss for federal income tax purposes; such sales would not be made of securities subject to outstanding options);

         (9) concentrate its investments in any particular industry, but if it is deemed appropriate for the achievement of its investment objective, up to 25% of its assets, at market value at the time of each investment, may be invested in any one industry, except that positions in futures or option contracts shall not be subject to this restriction;

         (10)  issue any  senior  security  (as that term is defined in the 1940
Act) if such issuance is specifically prohibited by the 1940 Act or the rules and regulations promulgated thereunder, provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered to be the issuance of a senior security for purposes of this restriction; or

         (11) invest more than 5% of its total assets in the securities or obligations of any one issuer (other than U.S. Government obligations) or more than 10% of its total assets in the outstanding voting securities of any one issuer; provided, however, that up to 25% of its total assets may be invested without regard to this restriction.

         STATE AND FEDERAL RESTRICTIONS. In order to comply with certain state and federal statutes and policies the Portfolio may not as a matter of operating policy: (i) borrow money for any purpose in excess of 10% of its total assets (taken at cost) (moreover, securities are not purchased at any time at which the amount of its borrowings exceed 5% of its total assets (taken at market value)),
(ii) pledge, mortgage or hypothecate for any purpose in excess of 10% of its net assets (taken at market value), provided that collateral arrangements with respect to options and futures, including deposits of initial deposit and variation margin, are not considered a pledge of assets for purposes of this restriction, (iii) sell any security which it does not own unless by virtue of its ownership of other securities it has at the time of sale a right to obtain securities, without payment of further consideration, equivalent in kind and amount to the securities sold and provided that if such right is conditional the sale would be made upon the same conditions, (iv) invest for the purpose of exercising control or management, (v) purchase securities issued by any investment company except by purchase in the open market where no commission or profit to a sponsor or dealer results from such purchase other than the customary broker's commission, or except when such purchase, though not made in the open market, is part of a plan of merger or consolidation; provided, however, that securities of any investment company are not purchased if such purchase at the time thereof would cause more than 10% of its total assets (taken at the greater of cost or market value) to be invested in the securities of such issuers or would cause more than 3% of the outstanding voting securities of any such issuer to be held for it, (vi) invest more than 10% of its net assets (taken at the greater of cost or market value) in restricted securities; invest more than 15% of its net assets in over-the-counter options, time deposits with a maturity of more than seven days, repurchase agreements maturing in more than seven days and other securities that are illiquid or otherwise not readily marketable, (vii) purchase securities of any issuer if such purchase at the time thereof would cause it to hold more than 10% of any class of securities of such issuer, for which purposes all indebtedness of an issuer is deemed a single class and all preferred stock of an issuer is deemed a single class, except that futures and option contracts are not subject to this restriction, (viii) invest more than 5% of its assets in companies which, including predecessors, have a record of less than three years of continuous operation, or (ix) purchase or retain in its portfolio any securities issued by an issuer any of whose officers, directors, trustees or security holders is an officer or Trustee of the Portfolio, or is an officer or partner of the Investment Adviser, if after the purchase of the securities of such issuer, one or more of such persons owns beneficially more than 1/2 of 1% of the shares or securities, or both, all taken at market value, of such issuer, and such persons owning more than 1/2 of 1% of such shares or securities together own beneficially more than 5% of such shares or securities, or both, all taken at market value. These policies are not fundamental and may be changed without investor approval in response to changes in the various state and federal requirements.

         PERCENTAGE AND RATING RESTRICTIONS. If a percentage or rating restriction on investment or utilization of assets set forth above or referred to in Part A is adhered to at the time an investment is made or assets are so utilized, a later change in percentage resulting from changes in the value of the portfolio securities or a later change in the rating of a portfolio security is not considered a violation of policy. If investment restrictions relating to any particular investment practice or policy are inconsistent between the Portfolio and an investor, the Portfolio will adhere to the more restrictive limitation.

ITEM 14.  MANAGEMENT OF THE FUND.

         The Trustees and executive officers of the Portfolio, their business addresses, and principal occupation during the past five years (although their titles may have varied during the period) are:

                                             TRUSTEES OF THE PORTFOLIO

         H.B. ALVORD** -- Chairman of the Board and Trustee; Retired; Trustee of the Trust (from September 1990 to October 1994); Director of The 59 Wall Street Fund, Inc. (from September 1990 to October 1994); Trustee of Landmark Funds III, Landmark Tax Free Reserves, Landmark Multi-State Tax Free Funds, Landmark Tax Free Income Funds, Landmark Fixed Income Funds, Landmark Funds I, Landmark Funds II, and Landmark International Equity Fund (since August 1990). His business address is P.O. Box 1812, Pebble Beach, CA 93953.

         RICHARD L. CARPENTER** -- Trustee; Director of Internal Investments, Public School Employees' Retirement System (since June 1991); Managing Director of Chase Investors Management Corp. (prior to March 1990). His business address is 208 N. President Avenue, Lancaster, PA 17603.

         CLIFFORD A. CLARK** -- Trustee; Retired; Director of Schmid, Inc. (prior to July 1993); Managing Director of the Smith-Denison Foundation. His business address is 42 Clowes Drive, Falmouth, MA 02540.

         EDWARD H. NORTHROP** -- Trustee; Chairman of Xicom, Inc.. His business address is P.O. Box 7, Innistree, Arden, NY 10910.

         DAVID M. SEITZMAN** -- Trustee; Practicing Physician with Seitzman, Shuman, Kwart and Phillips; Director of the National Capital Underwriting Company, Commonwealth Medical Liability Insurance Co. and National Capital Insurance Brokerage, Limited (since 1991). His business address is 2021 K. Street, N.W., Suite 408, Washington, DC 20006.

                                             OFFICERS OF THE PORTFOLIO

         PHILIP W. COOLIDGE -- President; Chief Executive Officer and President of Signature Financial Group, Inc. ("SFG"), 59 Wall Street Distributors, Inc. ("59 Wall Street Distributors") (since June 1990) and 59 Wall Street Administrators, Inc. ("59 Wall Street Administrators") (since June 1993).

         JAMES E. HOOLAHAN -- Vice President; Senior Vice President of SFG (since prior to December 1990).

         JOHN R. ELDER -- Treasurer; Vice President of SFG (since April 1995); Treasurer of Phoenix Family of Mutual Funds (prior to April 1995).

         THOMAS M. LENZ -- Secretary; Senior Vice President and Associate General Counsel of SFG (since prior to November 1990); Assistant Secretary of 59 Wall Street Distributors (since May 1991) and 59 Wall Street Administrators (since June 1993).

         SUSAN JAKUBOSKI -- Assistant Treasurer and Assistant Secretary of the Portfolio; Assistant Secretary, Assistant Treasurer and Vice President of Signature Financial Group (Cayman) Limited (since August 1994); Fund Compliance Administrator of Concord Financial Group, Inc. (from November 1990 to August
1994); Senior Fund Accountant of Neuberger & Berman Management Incorporated (prior to November 1990). Her business address is Elizabethan Square, Shedden Road, George Town, Grand Cayman, Cayman Islands, BWI.

         BARBARA M. O'DETTE -- Assistant Treasurer; Assistant Treasurer of SFG, 59 Wall Street Distributors (since June 1990) and 59 Wall Street Administrators (since June 1993).

         DAVID G. DANIELSON -- Assistant Treasurer; Assistant Manager of SFG (since May 1991); Graduate Student, Northeastern University (prior to March
1991).

         BRIAN J. HALL -- Assistant Treasurer; Senior Fund Administrator of SFG (since November 1991); Senior State Regulation Administrator of The Boston Company (prior to November 1991).

         MOLLY S. MUGLER -- Assistant Secretary; Legal Counsel and Assistant Secretary of SFG; Assistant Secretary of 59 Wall Street Distributors (since June
1990)    and   59   Wall    Street    Administrators    (since    June    1993).
-------------------------

         **These Trustees are members of the Audit Committee of the Portfolio.

         The address of each officer of the Portfolio, unless otherwise noted, is 6 St. James Avenue, Boston, Massachusetts 02116. Messrs. Coolidge, Elder, Danielson, Hall, Hoolahan and Lenz and Mss. Jakuboski, Mugler and O'Dette also hold similar positions with other investment companies for which affiliates of SFG serve as the principal underwriter.

         The Trustees of the Portfolio receive a base annual fee of $12,000 (except the Chairman who receives a base annual fee of $17,000) which is paid jointly by the U.S. Money Market Portfolio, International Equity Portfolio together with the Portfolio (the "Portfolios") and allocated among the Portfolios based upon their respective net assets. In addition, each Portfolio which has commenced operations pays an annual fee to each Trustee of $1,000. The aggregate compensation to each Trustee from the Portfolios was less than $60,000.

         No Trustee of the Portfolio is an "interested person" of the Portfolio as that term is defined in the 1940 Act.

         By virtue of the responsibilities assumed by Brown Brothers Harriman & Co. under the Investment Advisory Agreement with the Portfolio and by Brown Brothers Harriman Trust Company (Cayman) Limited under the Administration Agreement with the Portfolio (see "Investment Adviser" and "Administrator"), the Portfolio requires no employees other than its officers, and none of its officers devote full time to the affairs of the Portfolio or, other than the Chairman, receive any compensation from the Portfolio.

ITEM 15.  CONTROL PERSONS AND PRINCIPAL HOLDERS OF SECURITIES.

     As of February 26, 1996, The 59 Wall Street Small Company Fund (the "Fund"), a series of The 59 Wall Street Fund, Inc. owned 58.0%, BBH & Co. U.S. Small Company Fund (Cayman) owned 26.0% and Systematic Small Company Fund owned 16.0% of the outstanding beneficial interests in the Portfolio. A holder who controls more than 25% of the outstanding beneficial interests in the Portfolio may take actions without the approval of any other holder of beneficial interest in the Portfolio.

         The Fund has informed the Portfolio that whenever it is requested to vote on matters pertaining to the Portfolio (other than a vote by the Portfolio to continue the operation of the Portfolio upon the withdrawal of another investor in the Portfolio), it will hold a meeting of its shareholders and will cast its vote as instructed by those shareholders.

ITEM 16.  INVESTMENT ADVISORY AND OTHER SERVICES.

         INVESTMENT ADVISER. Under its Investment Advisory Agreement with the Portfolio, subject to the general supervision of the Portfolio's Trustees and in conformance with the stated policies of the Portfolio, Brown Brothers Harriman &

Co. provides investment advice and portfolio management services to the Portfolio. In this regard, it is the responsibility of Brown Brothers Harriman & Co. to make the day-to-day investment decisions for the Portfolio, to place the purchase and sale orders for portfolio transactions and to manage, generally, the Portfolio's investments.

         The Investment Advisory Agreement between Brown Brothers Harriman & Co. and the Portfolio is dated December 15, 1993 and remains in effect for two years from such date and thereafter, but only as long as the agreement is specifically approved at least annually (i) by a vote of the holders of a "majority of the outstanding voting securities as defined in the 1940 Act" of the Portfolio, or by the Portfolio's Trustees, and (ii) by a vote of a majority of the Trustees of the Portfolio who are not parties to the Investment Advisory Agreement or "interested persons" (as defined in the 1940 Act) of the Portfolio ("Independent Trustees"), cast in person at a meeting called for the purpose of voting on such approval. The Investment Advisory Agreement was last approved by the Independent Trustees on December 13, 1995. The Investment Advisory Agreement terminates automatically if assigned and is terminable at any time without penalty by a vote of a majority of the Trustees of the Portfolio or by a vote of the holders of a "majority of the outstanding voting securities as defined in the 1940 Act" of the Portfolio on 60 days' written notice to Brown Brothers Harriman & Co. and by Brown Brothers Harriman & Co. on 90 days' written notice to the Portfolio.

         The investment advisory fee paid to the Investment Adviser is calculated daily and paid monthly at an annual rate equal to 0.65% of the Portfolio's average daily net assets. For the period January 17, 1995 through October 31, 1995, the Portfolio incurred $283,032 for advisory services.

         The Glass-Steagall Act prohibits certain financial institutions from engaging in the business of underwriting, selling or distributing securities and from sponsoring, organizing or controlling a registered open-end investment company continuously engaged in the issuance of its shares. There is presently no controlling precedent prohibiting financial institutions such as Brown Brothers Harriman & Co. from performing investment advisory or administrative functions. If Brown Brothers Harriman & Co. were to terminate its Investment Advisory Agreement with the Portfolio, or were prohibited from acting in such capacity, it is expected that the Trustees of the Portfolio would recommend to the investors that they approve a new investment advisory agreement for the Portfolio with another qualified adviser.

         ADMINISTRATOR. The Administration Agreement between the Portfolio and Brown Brothers Harriman Trust Company (Cayman) Limited (dated December 15, 1993) will remain in effect for two years from such date and thereafter, but only so long as the agreement is specifically approved at least annually in the same manner as the Investment Advisory Agreement (see "Investment Adviser"). The Independent Trustees last approved the Portfolio's Administration Agreement on December 13, 1995. The agreement will terminate automatically if assigned by either party thereto and is terminable by the Portfolio at any time without penalty by a vote of a majority of the Trustees of the Portfolio, or by a vote of the holders of a "majority of the outstanding voting securities as defined in the 1940 Act" of the Portfolio. The Portfolio's Administration Agreement is terminable by the

Trustees of the Portfolio or by investors in the Portfolio on 60 days' written notice to Brown Brothers Harriman Trust Company (Cayman) Limited. The agreement is terminable by the Administrator on 90 days' written notice to the Portfolio.

         The administrative fee paid to Brown Brothers Harriman Trust Company (Cayman) Limited by the Portfolio is calculated and paid monthly at an annual rate equal to 0.035% of the Portfolio's average daily net assets. Brown Brothers Harriman Trust Company (Cayman) Limited is a wholly-owned subsidiary of Brown Brothers Harriman Trust Company of New York, which is a wholly-owned subsidiary of Brown Brothers Harriman & Co. For the period January 17, 1995 through October 31, 1995, the Portfolio incurred $15,240 for administrative services.

ITEM 17.  BROKERAGE ALLOCATION AND OTHER PRACTICES.

         In effecting securities transactions for the Portfolio, the Investment Adviser seeks to obtain the best price and execution of orders. In selecting a broker, the Investment Adviser considers a broker's ability to execute orders without disturbing the market price, a broker's reliability for prompt, accurate confirmations and on-time delivery of securities, and the quality and reliability of brokerage services, including execution capability and performance and financial responsibility, and may consider the research and other investment information provided by such brokers. Accordingly, the commissions charged by a broker may be greater than the amount another firm might charge if the Investment Adviser determines in good faith that the amount of such commissions is reasonable in relation to the value of the brokerage services and research information provided by that broker.

         For the period January 17, 1995 through October 31, 1995, the aggregate commissions paid by the Portfolio was $149,500.

         Portfolio securities are not purchased from or sold to the Administrator or Investment Adviser or any "affiliated person" (as defined in the 1940 Act) of the Administrator or Investment Adviser when such entities are acting as principals, except to the extent permitted by law. The Portfolio uses Brown Brothers Harriman & Co. as one of its principal brokers where, in the judgment of the Investment Adviser, such firm is able to obtain a price and execution at least as favorable as prices and executions provided by other qualified brokers. As one of the Portfolio's principal brokers, Brown Brothers Harriman & Co. receives brokerage commissions from the Portfolio.

         The use of Brown Brothers Harriman & Co. as a broker for the Portfolio is subject to the provisions of Rule 11a2-2(T) under the Securities Exchange Act of 1934 which permits the Portfolio to use Brown Brothers Harriman & Co. as a broker provided that certain conditions are met.

         In addition, under the 1940 Act, commissions paid by the Portfolio to Brown Brothers Harriman & Co. in connection with a purchase or sale of securities offered on a securities exchange may not exceed the usual and customary broker's commission.

         The Trustees of the Portfolio from time to time review, among other things, information relating to the commissions charged by Brown Brothers Harriman & Co.

to the Portfolio and to its other customers and information concerning the prevailing level of commissions charged by other qualified brokers. In addition, the procedures pursuant to which Brown Brothers Harriman & Co. effects brokerage transactions for the Portfolio are reviewed and approved no less often than annually by a majority of the non-interested Trustees of the Portfolio.

         For the period January 17, 1995 through October 31, 1995, total transactions with a principal value of $87,637,894 were effected for the Portfolio of which transactions with a principal value of $20,656,501 were effected by Brown Brothers Harriman & Co. which involved payments of commissions to Brown Brothers Harriman & Co. of $75,463 from the Portfolio.


         A portion of the transactions for the Portfolio, are executed through qualified brokers other than Brown Brothers Harriman & Co. In selecting such brokers, the Investment Adviser may consider the research and other investment information provided by such brokers. Research services provided by brokers to which Brown Brothers Harriman & Co. has allocated brokerage business in the past include economic statistics and forecasting services, industry and company analyses, portfolio strategy services, quantitative data, and consulting services from economists and political analysts. Research services furnished by brokers are used for the benefit of all the Investment Adviser's clients and not solely or necessarily for the benefit of the Portfolio. The Investment Adviser believes that the value of research services received is not determinable nor does such research significantly reduce its expenses. The Portfolio does not reduce the fee paid to the Investment Adviser by any amount that might be attributable to the value of such services.

         The Investment Adviser may direct a portion of the Portfolio's securities transactions to certain unaffiliated brokers which in turn use a portion of the commissions they receive from the Portfolio to pay other unaffiliated service providers on behalf of the Portfolio for services provided for which the Portfolio would otherwise be obligated to pay. Such commissions paid by the Portfolio are at the same rate paid to other brokers effecting similar transactions in listed equity securities.

         A committee, comprised of officers and partners of Brown Brothers Harriman & Co. who are portfolio managers of some of Brown Brothers Harriman & Co.'s managed accounts (the "Managed Accounts"), evaluates semi-annually the nature and quality of the brokerage and research services provided by brokers, and, based on this evaluation, establishes a list and projected ranking of preferred brokers for use in determining the relative amounts of commissions to be allocated to such brokers. However, in any semi-annual period, brokers not on the list may be used, and the relative amounts of brokerage commissions paid to the brokers on the list may vary substantially from the projected rankings.

         The Trustees of the Portfolio review regularly the reasonableness of commissions and other transaction costs incurred for the Portfolio in light of facts and circumstances deemed relevant from time to time and, in that connection, receive reports from the Investment Adviser and published data concerning transaction costs incurred by institutional investors generally.

         Over-the-counter purchases and sales are transacted directly with principal market makers, except in those circumstances in which, in the judgment of the Investment Adviser, better prices and execution of orders can otherwise be obtained. If the Portfolio effects a closing transaction with respect to a futures or option contract, such transaction normally would be executed by the same broker-dealer who executed the opening transaction. The writing of options by the Portfolio may be subject to limitations established by each of the exchanges governing the maximum number of options in each class which may be written by a single investor or group of investors acting in concert, regardless of whether the options are written on the same or different exchanges or are held or written in one or more accounts or through one or more brokers. The number of options which the Portfolio may write may be affected by options written by the Investment Adviser for other investment advisory clients. An exchange may order the liquidation of positions found to be in excess of these limits, and it may impose certain other sanctions.

         On those occasions when Brown Brothers Harriman & Co. deems the purchase or sale of a security to be in the best interests of the Portfolio as well as other customers, Brown Brothers Harriman & Co., to the extent permitted by applicable laws and regulations, may, but is not obligated to, aggregate the securities to be sold or purchased with those to be sold or purchased for other customers in order to obtain best execution, including lower brokerage commissions, if appropriate. In such event, allocation of the securities so purchased or sold as well as any expenses incurred in the transaction are made by Brown Brothers Harriman & Co. in the manner it considers to be most equitable and consistent with its fiduciary obligations to its customers, including the Portfolio. In some instances, this procedure might adversely affect the Portfolio.

ITEM 18.  CAPITAL STOCK AND OTHER SECURITIES.

         Under the Declaration of Trust, the Trustees are authorized to issue beneficial interests in the Portfolio. Investors are entitled to participate pro rata in distributions of taxable income, loss, gain and credit of the Portfolio. Upon liquidation or dissolution of the Portfolio, investors are entitled to share pro rata in the Portfolio's net assets available for distribution to its investors. Investments in the Portfolio have no preference, preemptive, conversion or similar rights and are fully paid and nonassessable, except as set forth below. Investments in the Portfolio may not be transferred. Certificates representing an investor's beneficial interest in the Portfolio are issued only upon the written request of an investor.

         Each investor is entitled to a vote in proportion to the amount of its investment in the Portfolio. Investors in the Portfolio do not have cumulative voting rights, and investors holding more than 50% of the aggregate beneficial interest in the Portfolio may elect all of the Trustees if they choose to do so and in such event the other investors in the Portfolio would not be able to elect any Trustee. The Portfolio is not required and has no current intention to hold annual meetings of investors but the Portfolio will hold special meetings of investors when in the judgment of the Portfolio's Trustees it is necessary or desirable to submit matters for an investor vote. No material amendment may be made to the Portfolio's Declaration of Trust without the affirmative majority vote of investors (with the vote of each being in proportion to the amount of its investment).

         The Portfolio may enter into a merger or consolidation, or sell all or substantially all of its assets, if approved by the vote of two thirds of its investors (with the vote of each being in proportion to its percentage of the beneficial interests in the Portfolio), except that if the Trustees recommend such sale of assets, the approval by vote of a majority of the investors (with the vote of each being in proportion to its percentage of the beneficial interests of the Portfolio) will be sufficient. The Portfolio may also be terminated (i) upon liquidation and distribution of its assets if approved by the vote of two thirds of its investors (with the vote of each being in proportion to the amount of its investment) or (ii) by the Trustees by written notice to its investors.

         The Portfolio is organized as a trust under the laws of the State of New York. Investors in the Portfolio will be held personally liable for its obligations and liabilities, subject, however, to indemnification by the Portfolio in the event that there is imposed upon an investor a greater portion of the liabilities and obligations of the Portfolio than its proportionate beneficial interest in the Portfolio. The Declaration of Trust also provides that the Portfolio shall maintain appropriate insurance (for example, fidelity bonding and errors and omissions insurance) for the protection of the Portfolio, its investors, Trustees, officers, employees and agents covering possible tort and other liabilities. Thus, the risk of an investor incurring financial loss on account of investor liability is limited to circumstances in which both inadequate insurance existed and the Portfolio itself was unable to meet its obligations.

         The Portfolio's Declaration of Trust further provides that obligations of the Portfolio are not binding upon the Trustees individually but only upon the property of the Portfolio and that the Trustees will not be liable for any action or failure to act, but nothing in the Declaration of Trust protects a Trustee against any liability to which he would otherwise be subject by reason of wilful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.


ITEM 19.  PURCHASE, REDEMPTION AND PRICING OF SECURITIES BEING OFFERED.

         Beneficial interests in the Portfolio are issued solely in private placement transactions that do not involve any "public offering" within the meaning of Section 4(2) of the 1933 Act.

         The value of investments listed on a domestic securities exchange is based on the last sale prices as of the regular close of the New York Stock Exchange (which is currently 4:00 p.m., New York time) or, in the absence of recorded sales, at the average of readily available closing bid and asked prices on such Exchange.

         Unlisted securities are valued at the average of the quoted bid and asked prices in the over-the-counter market. The value of each security for which readily available market quotations exist is based on a decision as to the broadest and most representative market for such security.

         Securities or other assets for which market quotations are not readily available are valued at fair value in accordance with procedures established by and under the general supervision and responsibility of the Portfolio's Trustees. Such procedures include the use of independent pricing services, which use prices based upon yields or prices of securities of comparable quality, coupon, maturity and type; indications as to values from dealers; and general market conditions. Short-term investments which mature in 60 days or less are valued at amortized cost if their original maturity was 60 days or less, or by amortizing their value on the 61st day prior to maturity, if their original maturity when acquired was more than 60 days, unless this is determined not to represent fair value by the Trustees of the Portfolio.

         If the Portfolio determines that it would be detrimental to the best interest of the remaining investors in the Portfolio to make payment wholly or partly in cash, payment of the redemption price may be made in whole or in part by a distribution in kind of securities from the Portfolio, in lieu of cash, in conformity with the applicable rules of the Securities and Exchange Commission (the "SEC"). If interests are redeemed in kind, the redeeming investor might incur transaction costs in converting the assets into cash. The method of valuing portfolio securities is described above and such valuation will be made as of the same time the redemption price is determined.

ITEM 20.  TAX STATUS.

         The Portfolio is organized as a New York trust. The Portfolio is not subject to any income or franchise tax in the State of New York or the Commonwealth of Massachusetts. However each investor in the Portfolio will be taxable on its share (as determined in accordance with the governing instruments of the Portfolio) of the Portfolio's ordinary income and capital gain in determining its income tax liability. The determination of such share will be made in accordance with the Internal Revenue Code of 1986, as amended (the "Code"), and regulations promulgated thereunder.

         Although, as described above, the Portfolio will not be subject to federal income tax, it will file appropriate income tax returns.

         It is intended that the Portfolio's assets will be managed in such a way that an investor in the Portfolio will be able to satisfy the requirements of Subchapter M of the Code.

         Gains or losses on sales of securities by the Portfolio will be treated as long-term capital gains or losses if the securities have been held by it for more than one year except in certain cases where, if applicable, the Portfolio acquires a put or writes a call thereon. Other gains or losses on the sale of securities will be short-term capital gains or losses. Gains and losses on the sale, lapse or other termination of options on securities will be treated as gains and losses from the sale of securities. If an option written by the Portfolio lapses or is terminated through a closing transaction, such as a repurchase by the Portfolio of the option from its holder, the Portfolio will realize a short-term capital gain or loss, depending on whether the premium income is greater or less than the amount paid by the Portfolio in the closing transaction. If securities are purchased by the Portfolio pursuant to the exercise of a put option written by it, the Portfolio will subtract the premium received from its cost basis in the securities purchased.

         Forward currency contracts, options and futures contracts entered into by the Portfolio may create "straddles" for U.S. federal income tax purposes and this may affect the character and timing of gains or losses realized by the Portfolio on forward currency contracts, options and futures contracts or on the underlying securities. Straddles may also result in the loss of the holding period of underlying securities for purposes of the 30% of gross income test described above, and therefore, the Portfolio's ability to enter into forward currency contracts, options and futures contracts may be limited.

         Certain options, futures and foreign currency contracts held by the Portfolio at the end of each fiscal year will be required to be "marked to market" for federal income tax purposes--i.e., treated as having been sold at market value. For options and futures contracts, 60% of any gain or loss recognized on these deemed sales and on actual dispositions will be treated as long-term capital gain or loss, and the remainder will be treated as short-term capital gain or loss regardless of how long the Portfolio has held such options or futures. Any gain or loss recognized on foreign currency contracts will be treated as ordinary income.

         FOREIGN INVESTORS. Allocations of U.S. source dividend income to an investor who, as to the United States, is a foreign trust, foreign corporation or other foreign investor will be subject to U.S. withholding tax at the rate of 30% (or lower treaty rate). Allocations of Portfolio interest or short term or net long term capital gains to foreign investors will not be subject to U.S. tax.

         FOREIGN TAXES. The Portfolio may be subject to foreign withholding taxes with respect to income received from sources within foreign countries.

         OTHER TAXATION. The investment by an investor in the Portfolio does not cause the investor to be liable for any income or franchise tax in the State of New York. Investors are advised to consult their own tax advisers with respect to the particular tax consequences to them of an investment in the Portfolio.

ITEM 21.  UNDERWRITERS.

         The placement agent for the Portfolio is Signature (Cayman), which receives no compensation for serving in this capacity. Other investment companies, insurance company separate accounts, common and commingled trust funds and similar organizations and entities may continuously invest in the Portfolio.

ITEM 22.  CALCULATIONS OF PERFORMANCE DATA.

         Not applicable.

ITEM 23.  FINANCIAL STATEMENTS.
         The Portfolio's current annual report to shareholders as filed with the SEC pursuant to section 30(b) of the 1940 Act and Rule 30b2-1 thereunder is hereby incorporated herein by reference.

WS5271B

                                                      PART C


ITEM 24.  FINANCIAL STATEMENTS AND EXHIBITS.

  (A) FINANCIAL STATEMENTS

      The financial statements included in Part B, Item 23 of this Registration Statement are as follows:

      Portfolio of Investments at October 31, 1995

      Statement of Assets and Liabilities at October 31, 1995

      Statement of Operations for the period January 17, 1995 (commencement of operations) to October 31, 1995

      Statement of Changes in Net Assets for the period January 17, 1995 (commencement of operations) to October 31, 1995

      Financial Highlights for the period January 17, 1995 (commencement of operations) to October 31, 1995

      Notes to Financial Statements

      Independent  Auditors' Reports

 (B)  EXHIBITS

      1   Declaration of Trust of the Registrant as amended (2)

      2   By-Laws of the Registrant (2)

      5 Investment Advisory Agreement between the Registrant and Brown Brothers Harriman & Co (2)

      8 Custodian Contract between the Registrant and State Street Bank and Trust Company (1)

      9(a) Administration Agreement between the Registrant and Brown Brother
           Harriman Trust Company (Cayman) Limited (1)

      9(b) Sub-administration Agreement between the Registrant and Signature
            Financial Group (Cayman) Limited (1)

      13  Investment representation letters of initial investors (1)

      17  Financial Data Schedule(2)

(1) Incorporated herein by reference from this registration statement as initially filed with the Securities and Exchange Commission on January 17, 1995.
(2)      Filed herewith.

ITEM 25.  PERSONS CONTROLLED BY OR UNDER COMMON CONTROL WITH REGISTRANT.

              Not applicable.

ITEM 26.  NUMBER OF HOLDERS OF SECURITIES.

              TITLE OF CLASS          NUMBER OF RECORD HOLDERS
              Beneficial Interests    3 (as of February 27, 1996)

ITEM 27.  INDEMNIFICATION.

         Reference is hereby made to Article V of the Registrant's Declaration of Trust, filed as an Exhibit herewith.

         The Trustees and officers of the Registrant are insured under an errors and omissions liability insurance policy. The Registrant and its officers are also insured under the fidelity bond required by Rule 17g-1 under the Investment Company Act of 1940, as amended.

ITEM 28.  BUSINESS AND OTHER CONNECTIONS OF INVESTMENT ADVISER.

         The Registrant's investment adviser, Brown Brothers Harriman & Co., is a New York limited partnership. Brown Brothers Harriman & Co. conducts a general banking business and is a member of the New York Stock Exchange.

         To the knowledge of the Registrant, none of the general partners or officers of Brown Brothers Harriman & Co. is engaged in any other business, profession, vocation or employment of a substantial nature.

ITEM 29.  PRINCIPAL UNDERWRITERS.

         Not applicable.

ITEM 30.  LOCATION OF ACCOUNTS AND RECORDS.

         All accounts,  books and other  documents  required to be maintained by
Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder are maintained at the offices of:

         The U.S. Small Company Portfolio
         Butterfield House
         Fort Street, P.O. Box 2330
         George Town, Grand Cayman
         Cayman Islands, BWI

         Brown Brothers Harriman & Co.
         59 Wall Street

         New York, NY 10005
         (investment adviser)

         Brown Brothers Harriman Trust Company (Cayman) Limited
         Butterfield House
         Fort Street, P.O. Box 705
         George Town, Grand Cayman,
         Cayman Islands, BWI
         (administrator)

         Signature Financial Group (Cayman) Limited
         P.O. Box 2494
         Elizabethan Square, 2nd Floor
         George Town, Grand Cayman
         Cayman Islands, BWI
         (placement agent and subadministrator)

         State Street Bank and Trust Company
         1776 Heritage Drive
         North Quincy, MA 02171
         (custodian)

ITEM 31.  MANAGEMENT SERVICES.

         Not applicable.

ITEM 32.  UNDERTAKINGS.

         Not applicable.

                                                    SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has duly caused this amendment to the Registration Statement on Form N-1A to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of George Town, Grand Cayman, Cayman Islands, B.W.I., on the 27th day of February, 1996.

                                                U.S. Small Company Portfolio


                                                By  /S/SUSAN JAKUBOSKI
                                                    Susan Jakuboski
                                                    Assistant Secretary

                                                 INDEX TO EXHIBITS



EXHIBIT NO.             DESCRIPTION OF EXHIBIT


         1        Declaration of Trust of the Registrant.

         2        By-Laws of the Registrant.

         5 Investment Advisory Agreement between the Registrant and Brown Brothers Harriman & Co.

        17       Financial Data Schedule.








WS5271A